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                                                                    EXHIBIT 99.1


INTERNATIONAL GAME TECHNOLOGY ANNOUNCES REDEMPTION OF ITS SENIOR NOTES, PLANS TO ARRANGE A NEW CREDIT FACILITY, AND DECLARES A QUARTERLY DIVIDEND

RENO, Nev., June 16, 2004 -- International Game Technology (NYSE: IGT) today announced that it is redeeming all $569.6 million in principal amount outstanding of its 8.375% Senior Notes due May 2009 on July 16, 2004, at a redemption price calculated in accordance with the terms of the Senior Notes, plus accrued but unpaid interest to the redemption date. IGT also intends to cancel the corresponding interest rate swaps, which are matched against the Senior Notes with a notional amount of $350.0 million.

IGT is currently in the process of terminating its existing $260.0 million credit facility and arranging a new $1.0 billion credit facility which is expected to be comprised of an $800.0 million five-year revolving credit line and a $200.0 million five-year term loan. Prior to the closing of the new credit facility, IGT may accept incremental commitments to increase the size by up to an aggregate amount of $500.00 million. Our ability to complete a new credit facility and the ultimate size of the credit facility is subject to market conditions and certain regulatory approvals. The net effect of these transactions is expected to result in a reduction of approximately $5.0 million to $7.0 million in our pre-tax net interest costs for the fourth quarter of fiscal 2004 and a reduction of approximately $24.0 million to $28.0 million in fiscal 2005.

The estimated cost of these transactions will depend on interest rates in effect at the redemption date but is estimated to be between $675.0 million and $705.0 million. IGT intends to fund these transactions using the proceeds from the funding of the new $200.0 million term loan and the balance from available cash. IGT expects to recognize a loss on early retirement of debt in the fourth quarter of fiscal 2004 totaling between $70.0 million and $90.0 million, net of tax.

IGT also today announced that its Board of Directors has declared a quarterly cash dividend of ten cents ($0.10) per share, payable on July 13, 2004 to shareholders of record on June 29, 2004. In September 2003, IGT's Board of Directors increased the quarterly dividend level from seven and one-half cents ($0.075) to the current level of ten cents ($0.10). The Board intends to review the current dividend level at the September 2004 meeting.

Our remaining share repurchase authorization under IGT's stock repurchase program currently total 39.5 million shares.

IGT also announced that it remains comfortable with current mean street estimates of $1.32 for fiscal 2004, excluding the effect of the loss on early debt retirement mentioned above and our target of 15% growth in fiscal 2005 earnings per share.

Statements in this release which are not historical facts are "forward looking" statements under the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in any of its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed. IGT's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent known and unknown risks and uncertainties. IGT does not intend, and undertakes no obligation, to update our forward-looking statements to reflect future events or circumstances.

Information on risks and factors that could affect IGT's business and financial results are included in our public filings made with the Securities and Exchange Commission.

IGT (www.IGT.com) is a world leader in the design, development and manufacture of microprocessor-based gaming and video lottery products and software systems in all jurisdictions where gaming or video lottery is legal.